Proprietary and Confidential

OELSCHLAGER INVESTMENTS, LLC

Code of Ethics
XXXXX XX, 2019

OELSCHLAGER INVESTMENTS, LLC

Code of Ethics

Table of Contents

1.	Background	3
2.	Definitions	3
3.	General Standards & Guiding Principals	5
Prohibition of Insider Trading		6
4.	Personal Trading Policy	6
5.	Selective Disclosure	10
6.	Diversion of Firm Business or Investment Opportunity	10
7.	Delaings with Government & Industry Regulators	11
8.	Political Contributions & Public Office	11
9.	Gifts & Entertainment	11
10.	Service on a Board of Directors/Outside Business Acitivity	13
11.	Employee Acknowledgement	13

1.

Background

Oelschlager Investments, LLC (“Oelschlager”, “Oelschlager Investments” or the “Company”) has established this Code of Ethics (the “Code”) requiring compliance with all applicable regulations under the Advisers Act, the Investment Company Act, and Federal Securities Law by all Employees, officers and other Access Persons of Oelschlager.

This Code applies to all Oelschlager Employees and any other persons the CCO believes should fall under this Code (“Supervised Persons” or “Employee”). Oelschlager will provide a copy of this Code to each Supervised Persons and each Supervised Person subject to the Code must acknowledge that he or she has received, read, and agrees to be bound by the Code. Any questions with respect to this Code of Ethics should be directed to Oelschlager’s Chief Compliance Officer (CCO), Tina Oelschlager. As discussed in detail below, Supervised Persons must promptly report any violations of the Code to the CCO. All reported Code of Ethics violations will be treated as confidential.

The Code is drafted broadly and will be applied and interpreted in a similar manner. Employees may be uncertain about the application of the Code in a particular circumstance. Oelschlager Investments encourages each Employee to raise questions regarding compliance.

The CCO has hired PINE Advisor Solutions (“PINE”) to assist the CCO with her duties. The CCO is responsible for enforcing the Code along with periodically reviewing, testing, updating and effectively communicating to Employees the Code and other policies and procedures of Oelschlager Investments. The CCO may delegate certain responsibilities but will always maintain oversight.

From time to time the CCO may engage PINE to assist in the oversight of approvals and disclosures as listed in this Code. It may be appropriate at times for PINE to assist in these approvals and disclosures based on the size and employee personal relationships within Oelschlager.

Oelschlager will keep copies of their Code, records of violations of the Code and actions taken as a result of the violations, and copies of their Supervised Persons' acknowledgment of receipt of the Code.

2.

Definitions

The following defined terms are used throughout this Code of Ethics:

“Access Person” – An Access Person is an Employee/Supervised Person who has access to non-public information regarding any Client’s trading, who is involved in making securities recommendations to Clients, who has access to non-public securities recommendations, or has been designated an Access Person by the CCO.

“Advisers Act” – Investment Advisers Act of 1940.

“Automatic Investment Plan” – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” – As set forth under Rule 16a-1(a)(2), Beneficial Ownership generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This includes securities held by members of an Employee’s immediate family or related parties sharing the same household. Immediate family includes, but is not limited to, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships.

“Chief Compliance Officer” (or “CCO”) – the individual, designated by Oelschlager Investments, as responsible for administering the Compliance Program. Tina Oelschlager is the Chief Compliance Officer.

“Client” – Oelschlager’s registered investment company, The Towpath Funds (defined below).

“Employees” – All individuals employed by Oelschlager Investments, including full time, part time, and contract Employees.

“Federal Securities Laws” –The Securities Act of 1933 (“33 Act”), 34 Act, the Sarbanes-Oxley Act of 2002, Investment Company Act, Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to registered funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Front-Running” – Investment advisory personnel personally trading ahead of a pending trade for Client accounts.

“Investors” – Shareholders in the Mutual Fund.
“IC Act” – Investment Company Act of 1940.

“IPO” – An “Initial public offering” is an offering of securities registered under the 33 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 34 Act.

“Insider Trading” – trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

“Material Information” – Information that a reasonable investor would consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

“Towpath Funds” – The Towpath Focus Fund and the Towpath Technology Fund.

“MyComplianceOffice. (“MCO”)” – On-line compliance management application used to manage Employee disclosures, Employee personal trading and certain reporting requirements. MCO can be accessed at www.mycomplianceoffice.com.

“Non-Public Information” – Information that has not been available to the investing public.

“Non-Public Personal Information” – Personally identifiable financial information, including any information a Client provides to obtain a financial product or service, any information about a Client resulting from any transaction involving a financial product or service, or any information otherwise obtained about a Client in connection with providing a financial product or service to that Client, and any list, description, or other grouping of Clients (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available information. Examples of Non-Public Personal Information include, but are not limited to, name, address, phone number (if unlisted), social security and tax identification numbers, financial circumstances and income, and account balances.

“Reportable Security” – Any Security (as defined below), with six (6) exceptions: 1) transactions and holdings in direct obligations of the United States government; 2) money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; 3) shares of money market funds; 4) transactions and holdings in shares of other types of mutual funds (unless Oelschlager acts as the investment adviser or principal underwriter for the fund; 5) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and (6) open end ETFs.

“RIC” – “Registered Investment Company” – an investment company registered under the IC Act.

“Scalping” – A practice generally understood to be investment advisory personnel personally benefiting from small gains in short-term personal trades in securities being traded in advisory accounts.

“Security” – Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Supervised Person” – Any partner, officer, director (or other person occupying a similar status or performing similar functions), or Employee of Oelschlager, or other person who provides investment advice on behalf of Oelschlager and is subject to Oelschlager’s supervision and control.

3. General Standards & Guiding Principals

The Code is predicated on the principle that Oelschlager owes a fiduciary duty to its Clients. Accordingly, all Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. All Employees will act with competence, dignity and integrity, in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees.

At all times, Oelschlager will:

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Place Client interests ahead of Oelschlager interests – As a fiduciary, Oelschlager will serve in its Clients’ best interests. In other words, Employees may not benefit at the expense of Clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory Clients.

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Engage in personal investing that is in full compliance with Oelschlager Code of Ethics – Employees must review and abide by Oelschlager’s Personal Securities Transaction and Insider Trading Policies.

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Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Oelschlager, or on behalf of a Client, unless in compliance with the Gift Policy below.

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Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act, Rule 17j-1 under the IC Act and all other applicable rules and regulations.

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Act with integrity, competence, diligence, respect, and in an ethical manner.

Prohibition of Insider Trading

The misuse of Material Nonpublic Information, or inside information, constitutes fraud under the securities laws of the United States and many other countries. Anyone aware of Material Nonpublic Information (or inside information) may not trade in, recommend, or in some cases refrain from trading those securities whether directly, through a third party, for a personal account, Oelschlager or the account of any Oelschlager Client.

No Employee may cause Oelschlager or a Client to take action, or to fail to take action, for personal benefit, rather than to benefit Oelschlager or such Client. For example, a person would violate this Code by causing a Client to purchase securities owned by the Access Person for the purpose of supporting or increasing the price of that security or by causing a Client to refrain from selling securities in an attempt to protect a personal investment, such as an option on that security.

As a general rule, all information learned about Clients, proprietary products, or other companies in the course of employment should be considered Material Nonpublic information unless it has been fully disclosed to the public.

In addition, Employees must not engage in tipping. Tipping occurs when one individual (the tipper) passes Material Nonpublic information to another (the tippee) under circumstances that suggest the tipper was trying to help the tippee make a profit or avoid a loss in exchange for some benefit to the tipper. The benefit does not have to be pecuniary and could result from a family or personal relationship. In this situation, both the tipper and the tippee may be liable, and this liability may extend to everyone to whom the tippee discloses the information.

Employees may not engage in “front running,” that is, the purchase or sale of securities for their own accounts on the basis of their knowledge of a Fund’s transactions or planned transactions.

Trading activity will be monitored by the CCO or designee for Employees as described.

Non-Supervised Individuals

Full time or Temporary Employees performing administrative services may not be subject to the trading restrictions and reporting requirements under the Code of Ethics. The CCO will determine whether each individual should be classified as an Access Person.

4. Personal Trading Policy

Employees may not purchase or sell any security in which the Employee has a beneficial ownership unless the transaction occurs in an exempted security, the Employee has complied with the applicable preclearance and disclosure policies set forth within this section, or unless otherwise exempt as listed below.

MyComplianceOffice

Oelschlager utilizes MyComplianceOffice (“MCO”) for its Access Persons to:

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List personal brokerage accounts

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Obtain Oelschlager’s pre-trade approval, including before investing in an initial public offering ("IPO") and private placements

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Attest to Oelschlager’s Code of Ethics and Compliance Manual

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Approval and listing of outside business activities

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Approval and documentation of political contributions

General Prohibitions

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Employees may not profit, or cause others to profit, based on your knowledge of completed or contemplated Client transactions

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Employees may not engage in fraudulent conduct in connection with the trading of securities in a Client account

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Employees may not personally benefit by causing a Client to act, or fail to act, in making investment decisions

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Employees are prohibited from conducting personal trades with an individual trader who also trades securities on behalf of Oelschlager and our Clients

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Employees may not purchase securities in an initial public offering (IPO) or private placements without first obtaining pre-approval

Beneficial Ownership

Supervised Persons are the beneficial owner of any account in which you have a direct or indirect financial interest. This includes accounts held in the name of an Employees:

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Relative residing within their household

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Trusts for which they are a beneficiary

Pre-Clearance Procedures

Access Persons must have clearance for all Reportable Securities, other than those listed as exceptions, before completing the transactions. Oelschlager reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.

Access Persons must receive approval for personal trades from the CCO or her designee by submitting a trading request in MCO under the "Pre-clearance Approval" section. Once pre-clearance is granted to an Access Person, such pre-clearance will remain valid for two (2) business days following the date of the approval. If the Access Person wishes to transact in that security after the lapse of the two (2) day window, he or she must again obtain pre-clearance from the CCO or their designee. Unless otherwise noted, no pre-clearance is required for transactions taking place in the exempted securities noted below.

All Employees (Access Persons and Non-Access Persons) must request approval for all personal trades in IPOs and private placements. All transactions in Reportable Securities must also be pre-approved with the exception of the Towpath Funds, ETFs, ETNs, and transactions that are the result of an Automatic Investment Plan.

Reporting Requirements

Access Persons are subject to the following Initial, Quarterly and Annual Reporting requirements unless specifically exempted by Rule 204A-1 or 17j-1. Such Access Persons are required to disclose any account in which Reportable Securities transactions can be effected and in which the Access Person has a beneficial interest.

Reportable Securities

All Reportable Securities are subject to the reporting requirements of the Code. Reportable Securities include Securities, any equivalents in local non-US jurisdictions, single stock futures, and both the U.S. Securities and Exchange Commission ("SEC"), and Commodity Futures Trading Commission (“CFTC”)

regulated futures. For purposes of the Code, Securities shall have the meaning set forth in Section 2(a)(36) of the 1940 Act. This includes, but is not limited to:

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Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificates of interest or participation in any profit-sharing agreement

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Any put, call, straddle, option or privilege on any Security or on any group or index of Securities

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Any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency

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Any exchange-traded vehicle (including, but not limited to, closed-end mutual funds, exchange-traded notes and exchange-traded funds)

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Any commodity contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. Including but not limited to futures contracts on equity indices

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Any derivative of a Security shall also be considered a Security

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The Towpath Mutual Funds

Exempt Securities

The following securities are exempt from the reporting requirements:

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Transactions made in an account where the Employee, pursuant to a valid legal instrument, has given full investment discretion to an unaffiliated/unrelated third party

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Direct Obligations of the United States government

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Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements

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Investments in dividend reinvestment plans

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Variable and fixed insurance products

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Non Oelschlager open-end mutual funds

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Qualified tuition programs pursuant to Section 529 of the Internal Revenue Code

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Accounts that are strictly limited to any of the above transactions

Initial Holdings Reports for Access Persons

Within ten (10) calendar days of being designated as, or determined to be, an Access Person (which may be upon hire), each such Access Person must provide a statement of all Reportable Securities holdings and financial accounts. More specifically, each Access Person must provide the following information:

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The title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect Beneficial Ownership when the person became an Employee;

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The name of any financial institution with whom the Employee maintained an account in which any securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and

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The date the report is submitted by the Employee.

Quarterly Transaction Reports

Each Access Person is required to submit quarterly his/her Quarterly Securities Report within thirty (30) calendar days of each calendar quarter end. If no transactions were executed or if transactions were exempt from reporting, this should be noted on the quarterly report.

With respect to any Securities Transaction* during the quarter in a Covered Security in which any Access Person had any direct or indirect beneficial ownership:

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The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved

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The nature of the transaction, (i.e., purchase, sale, or other type of acquisition or disposition)

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The price of the Security at which the transaction was effected

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The name of the financial institution with or through which transaction was effected

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The date that the report is submitted by the Employee

*Transactions effected pursuant to an Automatic Investment Plan need not be reported in the Quarterly Securities Report but holdings in Reportable Securities are subject to the annual holdings reporting requirement discussed below.

With respect to any account established by the Access or Investment Person in which any securities were held during the quarter for the direct or indirect benefit of the Person:

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The name of the financial institution with whom the Employee established the account;

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The date the account was established; and

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The date the report is submitted by the Employee.

Annual Holdings Reports

Each Access Person is required to submit annually (i.e., once each and every calendar year) a list of applicable holdings, which is current as of a date no more than forty-five (45) calendar days before the report is submitted. In addition, each Access Person is required to certify annually that they have reviewed and understand the provisions of the Code.

Specific information to be provided includes:

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The title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect beneficial ownership;

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The name of any financial institution with whom the Employee maintains an account in which any securities are held for the direct or indirect benefit of the Employee; and

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The date that the report is submitted by the Employee.

Managed Accounts

All accounts for which an Employee does not have any direct or indirect influence or control over must be reported as an account within MCO and the Oelschlager Employee must acknowledge they do not maintain discretion or control. Transactions and holdings for these accounts are not required to be disclosed.

Exceptions from Reporting and Pre-Clearance Requirements

The trading restrictions on Reportable Securities do not apply to any investment vehicle for which an Employee has no direct or indirect influence or control. These accounts will still need to be disclosed, but transactions are exempt from the reporting requirements.

An Employee is not required to submit:

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A transaction or initial and annual holdings report through MCO with respect to securities held in accounts over which the Employee has no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager and over which such Employee has no direct or indirect influence or control)

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A transaction report through MCO with respect to transactions effected pursuant to an Automatic Investment Plan (holdings reconciliation should take place during the annual Holdings

Disclosure)

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Pre-clearance requests for transactions in Exchange Traded Funds (“ETFs”), Exchange Traded Notes (“ETNs”), Unit Investment Trust (“UIT”) as well as any related options. Transactions in open-end ETFs , ETNs, and the Towpath Funds are required to be disclosed on a quarterly basis.

Reporting Violations and Remedial Actions

Oelschlager Investments takes the potential for conflicts of interest caused by personal investing very seriously. As such, all Employees are required to promptly report any violations of the Code of Ethics to the CCO. Employees may also report any concerns anonymously via the Confidential Reporting Form located on the MCO site.

Oelschlager management is aware of the potential matters that may arise as a result of this requirement and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of our Personal Trading Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as they deem appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, disgorgement of profits in excess of the execution price received by the Client, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

5.

Selective Disclosure

Employees must never disclose proposed/pending trades to any Client or other individual/entity outside of Oelschlager. Additionally, Employees must be careful when disclosing the composition of Clients’ portfolios to outside parties without obtaining consent from the CCO. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of Oelschlager fiduciary duty to Clients. Selectively disclosing the portfolio holdings of a Client’s portfolio to certain Investors/outside parties may also be viewed as Oelschlager engaging in a practice of favoritism. Including information regarding Clients’ portfolio holdings in marketing materials and the Company’s website is subject to the CCO’s approval in accordance with Oelschlager’s Marketing policy and procedures. All inquiries that are received by Employees to disclose portfolio holdings to outside parties must be reported to the CCO. In determining whether or not to approve the dissemination of holdings information, the CCO will consider, among other things, how current the holdings information is and the Towpath Funds’ disclosure policy.

6.

Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Oelschlager and in which he or she knows Oelschlager might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to Oelschlager, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any Oelschlager business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by Oelschlager may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

7.

Dealings with Government & Industry Regulators

Oelschlager policy forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

8.

Political Contributions & Public Office

The following outlines Oelschlager policies with respect to political contributions and public office:

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Political contributions, gifts, subscription, loans, advance, or deposit of money or anything of value are not to exceed $350.00 per candidate whom you are entitled to vote, per election;

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Political contributions, gifts, subscription, loans, advance, or deposit of money or anything of value are not to exceed $150.00 per candidate whom you are NOT entitled to vote, per election;

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Contributions by Oelschlager and/or Employees to politically connected individuals/entities who may have the ability, in some way, to influence Clients to Oelschlager are strictly prohibited;

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No Employee can hold a public office if it in any way conflicts with Oelschlager business.

Employees must report their intent to make a contribution submitting a “political contribution” entry in MCO.

9. Gifts & Entertainment

Gifts or Entertainment may create an actual or apparent conflict of interest, which could affect (or appear to affect) the recipient’s independent business judgment. Therefore, Oelschlager has established reasonable limits and procedures relating to the giving and receiving of Gifts and Entertainment.

Oelschlager Employees are required to follow the standards below regarding the acceptance or giving of gifts and entertainment with respect to all Business Partners. Every circumstance where gifts or entertainment may be given or received may not be listed below however, Oelschlager Employees are expected to avoid any gifts or entertainment that:

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Could create an apparent or actual conflict;

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Is excessive or would reflect unfavorably on Oelschlager or its Clients; or

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Would be inappropriate or disreputable nature.

A Gift is anything of value that is given with the intent to foster a legitimate business relationship. Gifts can include merchandise such as wine, gift baskets, or tickets if the giver does not attend.

Entertainment is a meeting, meal or other activity where both you and the business partner are present and have the opportunity to discuss business or any participant’s employer bears the cost. It does not include events that have been organized by Oelschlager directly, such as receptions following an industry gathering or multi-client entertainment. If the Business Partner will not be present for the event it will be considered a gift.

A Business Partner, for the purpose of this Code, includes all current Clients and vendors with which Oelschlager conducts business, any potential clients or vendors with whom Oelschlager could engage in business with, any registered broker/dealers, and any firms under contract to do business with Oelschlager or our subsidiaries.

The Value of any Gifts or Entertainment given or received must be the greater of cost or market value. If the cost or market value is not easily determined, an Employee can estimate the approximate value or request further guidance from the CCO or designee.

All Disclosures of applicable gifts or entertainment must be disclosed via the Gifts Request Form found on MyComplianceOffice. Unless otherwise indicated, this should be done on a quarterly basis along with regular quarterly Code requirements. Some Gifts or Entertainment may require prior approval.

All Approvals, unless otherwise indicated, must come from the CCO or designee. Due to the nature of gift giving and the impromptu nature of some Entertainment, approval for Oelschlager Employees accepting such items may often be after the fact. However, to the extent feasible, any required approvals should be obtained before accepting Gifts or Entertainment. If a gift request is not approved and returning or rejecting the item would negatively affect the business relationship, the gift should be turned over to the CCO. The gift will then be donated to a charity of the CCO’s choosing.

Gifts to be Given/Received by Oelschlager Employees	Approval/Disclosure Required
Cash or Cash Equivalent	Prohibited from giving or receiving
Gifts received from the same Business Partner which would aggregate less than $500/twelve months	Quarterly disclosure required; no approval required
Gifts received from the same Business Partner which would aggregate equal/more than $500/twelve months	Approval required; quarterly disclosure required
Promotional gifts such as those that bear a logo valued less than $250	Quarterly disclosure not required; approval not required

Gifts given to or received by a wide group of recipients (e.g. gift basket to a department) that are reasonable in nature	Quarterly disclosure not required; approval not required
Entertainment provided for Oelschlager Employees	Approval/Disclosure Required
Entertainment provided to an Oelschlager Employee at $750 or less per person per event	Quarterly disclosure required (excluding entertainment of de minimis value - below approx. $150); no approval required
Entertainment provided to an Oelschlager Employee at equal/more than $750 per person per event	Approval required; quarterly disclosure required
Attendance and participation at industry sponsored events	No approval required; no disclosure required

10. Service on a Board of Directors/Outside Business Activity

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. Employees are prohibited from engaging in such outside activities without the prior written approval from the CCO.

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Employees are to avoid any business activity, outside employment or professional service that competes with Oelschlager or conflicts with the interests of Oelschlager or its Clients.

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An Employee is required to obtain the approval from the CCO before becoming a director, officer, partner or sole proprietor of a “for profit” organization. The request for approval should disclose the name of the organization, the nature of the business, whether any conflicts of interest could reasonably result from the association, whether fees, income or other compensation will be earned and whether there are any relationships between the organization and Oelschlager.

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Employees may not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships.

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Employees may not use Oelschlager resources, including software, proprietary information, letterhead and other property in connection with any other for profit employment or other for profit activity outside Oelschlager. Employees must disclose to the CCO a conflict of interest or the appearance of a conflict with Oelschlager or Clients and discuss how to control the risk.

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On at least an annual basis Employees may be asked to disclose all outside affiliations. Any director/trustee positions with public companies or companies likely to become public are prohibited without prior written approval of the CCO.

11. Employee Acknowledgement

All Employees are required to complete the Code of Ethics Acknowledgement via MCO, both initially upon the commencement of your employment with Oelschlager and annually thereafter, to acknowledge and certify that you have received, reviewed, understand and shall comply, or have complied with, the policies and procedures as set forth in the Code of Ethics. In addition, all Employees must be aware of and comply with the following undertakings:

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Be thoroughly familiar with the policies and procedures set forth in this Code of Ethics;

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Upon the request of the CCO, provide initial and annual written certification that you have read and understand, and will comply with, the policies and procedures set forth in this Code of Ethics and any other compliance materials distributed to you by the CCO;

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Notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this Code of Ethics;

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Notify the CCO promptly if you become aware of any practice that arguably involves Oelschlager in a conflict of interest with any of its advisory accounts including unregistered investment funds;

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Cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge their respective duties under the Code of Ethics and (ii) Oelschlager to comply with the securities laws to which it is subject; and

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Notify the CCO promptly if you become aware of any part of any disclosure document that you believe may be inaccurate, incomplete or out of date in any respect.